Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

First United Corporation

Oakland, Maryland

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 of First United Corporation of our report dated March 9, 2016, except for Note 2 to the consolidated financial statements, as to which the date is January 24, 2017, relating to the consolidated financial statements of First United Corporation as of December 31, 2015 and 2014, and for each year in the two-year period ended December 31, 2015, which appears in the Annual Report of First United Corporation on Form 10-K for the year ended December 31, 2015, as amended by Amendment No. 1 on Form 10-K/A.

We also consent to the reference to us under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania

February 3, 2017